Exhibit 99.1

ANGIOTECH ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2012

Vancouver, BC, May 15, 2012 — Angiotech Pharmaceuticals, Inc. (“Angiotech”) announced that it released its financial results for the first quarter ended March 31, 2012.

Angiotech will host a conference call discussing its first quarter financial results on May 15, 2012 at 1:00 PM ET (10:00 AM PT). Details regarding the conference call can be found on Angiotech’s website at www.angiotech.com.

Selected highlights from the first quarter ended March 31, 2012 include:

•                  Revenue. During the quarter ended March 31, 2012, our Medical Device Products generated higher revenue than any of the previous four quarters. Excluding sales of certain products that were discontinued in early 2011, during the three months ended March 31, 2012 our Medical Device Products recorded sales growth of 11% as compared to the same period in 2011. Overall, we expect to observe continued sales growth in our Medical Device Products throughout the remainder of 2012 as compared to 2011. Improved sales growth in our Medical Device Products is primarily the result of the following factors: (i) improved commercial and operational focus on our most significant and competitive product lines subsequent to the conclusion of our balance sheet and corporate restructuring efforts, as most significantly reflected in improved growth of our interventional oncology product lines; (ii) continued growth of our proprietary Quill™ product line; and (iii) stabilization and growth of our medical device component manufacturing business, with growth observed in both existing and new medical device component customers.

•                  Adjusted EBITDA and Debt Reduction. For the three months ended March 31, 2012, we reported Adjusted EBITDA of $19.7 million, which represents a 60% increase over Adjusted EBITDA of $12.3 million reported during the same period in 2011. Adjusted EBITDA associated with our Medical Device Technologies segment was $14.7 million during the period, representing a 91% increase as compared to the same period in 2011. The remaining $5.0 million of Adjusted EBITDA recorded during the period was derived primarily from royalties received from our partners Boston Scientific Corporation and Cook Medical, Inc. relating to sales of TAXUS™ and Zilver PTX drug-eluting coronary stents, respectively. The significant improvement in our Adjusted EBITDA over the prior period was achieved through a combination of the growth in our Medical Device Technologies revenue as noted above, as well as savings that were achieved from certain of our cost reduction initiatives that were substantively concluded in December of 2011.

•                  Net Debt Reduction and Credit Statistics.  As at March 31, 2012, we had no borrowings outstanding under our revolving credit facility. Our ratio of Net Debt to last 12 months Adjusted EBITDA decreased from 6.1 as at December 31, 2011 to 5.1 as at March 31, 2012. Furthermore, based on annualizing our first quarter of 2012 Adjusted EBITDA results, and accounting for $20.4 million of additional cash received in early April relating to our recently announced transaction with Ethicon, Inc., our ratio of Net Debt to last 12 months Adjusted EBITDA would be 3.4.

•                  Operating Cash Flow and Liquidity. During the three months ended March 31, 2012, we reported positive cash flows from our operations of $11.9 million. This was the third consecutive quarter in which we have generated positive operating cash flows. This improvement in operating cash flows has positively impacted our total liquidity and capital resources. As at March 31, 2012, our cash and cash equivalents and short term investments totaled $36.9 million and our available borrowing capacity under our revolving credit facility was $21.6 million, as compared to $25.4 million and $21.3 million as at December 31, 2011, respectively. On March 12, 2012, we also amended our revolving credit facility to further increase our borrowing capacity, among other items, and this amendment is expected to further improve our operating flexibility, liquidity and capital resources. In addition, Angiotech expects further significant improvements to its liquidity and capital resources in the upcoming quarter ending June 30, 2012 and thereafter as a result of the conclusion of the transaction with Ethicon Inc. on April 4, 2012 as described further below.

•                  Business Strategy and Cost Realignment.  As previously announced, during the quarter ended December 31, 2011, we implemented various restructuring initiatives to better align our expense levels with our business model and capital structure; including headcount and other cost reductions in certain areas where our investment levels were high relative to our current sales or profitability, and the elimination of certain research and development programs. Through these changes, we achieved cost savings of $2.5 million or a 56% drop in our research and development expenses during the three months ended March 31, 2012 as compared to the same period in 2011. Similarly, we achieved cost savings of $1.0 million or a 5% drop in our selling, general and administrative expenses during the three months ended March 31, 2012 as compared to the same period in 2011.

•                  Quill Agreements. As previously announced, on April 4, 2012 we and certain of our subsidiaries entered into agreements with Ethicon LLC and/or Ethicon, Inc. (collectively “Ethicon”), a unit of Johnson & Johnson, Inc., which concluded the sale of certain intellectual property relating to Angiotech’s Quill technology to Ethicon. Ethicon and Angiotech also entered into a Manufacturing and Supply Agreement, pursuant to which Angiotech will exclusively manufacture knotless wound closure products that utilize the Quill technology for Ethicon for an undisclosed term. Under the terms of transaction, Ethicon made an initial payment of $20 million to Angiotech in respect of the acquisition of intellectual property, and Angiotech may earn up to an additional $42 million in contingent cash consideration from Ethicon, portions of which are to be paid upon (i) the transfer to Ethicon of certain know-how and (ii) upon achievement of certain product development and launch milestones. In addition, a worldwide, royalty free license to all Quill intellectual property sold to Ethicon has been granted to Angiotech, thereby allowing Angiotech to continue to manufacture, market and sell Quill in any manner or market Angiotech wishes to do so.

Financial Information

This press release contains financial data derived from the unaudited consolidated financial statements for the quarters ended March 31, 2012 and March 31, 2011. This press release should, therefore, be read in conjunction with our full unaudited interim consolidated financial statements and Management’s Discussion and Analysis for three months ended March 31, 2012, which were filed on Form 10-Q on May 15, 2012 with the United States (U.S.) Securities and Exchange Commission (“SEC”) and posted on the Investor section of our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted.

Non-GAAP Financial Information

Certain financial measures in this press release are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In addition, we have presented adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial metric that excludes certain non-cash and non-recurring items. Management uses Adjusted EBITDA to establish operational goals, and believes that this metric may assist investors in evaluating the results of our business and analyzing the underlying trends over time. In addition, our creditors may monitor this metric to measure compliance with certain financial covenants in our lending agreements, or assess the operating and cash flow performance of our business. Investors should consider our non-GAAP Adjusted EBITDA in addition to, and not as a substitute for, or as superior to, financial metrics prepared in accordance with GAAP. A reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income or loss has been included in the appendix to this press release. We have also included explanations about our use of Adjusted EBITDA and a detailed description of the adjustments made.

Fresh Start Accounting

On May 12, 2011 we implemented a recapitalization transaction which, among other things, eliminated our $250 million 7.75% Senior Subordinated Notes due in 2014 and $16 million of related interest obligations in exchange for new common shares in Angiotech (the “Recapitalization Transaction”). In connection with this Recapitalization Transaction, we were required to adopt fresh start accounting in accordance with ASC No. 852—Reorganization on April 30, 2011 (the “Convenience Date”). The adoption of fresh start accounting resulted in a new entity for financial reporting purposes. Angiotech is therefore referred to as the “Predecessor Company” for all periods preceding the Convenience Date and the “Successor Company” for all periods subsequent to the Convenience Date. However, we believe that the comparison of results from the three months ended March 31, 2012 and 2011 still provides the best comparison and analysis of our operating results.

Upon implementation of fresh start accounting, the estimated reorganization value was allocated to our assets based on their estimated fair values; the deficit, additional paid-in-capital and other comprehensive income balances were eliminated; and debt and equity balances were revalued at their estimated fair values. Our estimated reorganization value was determined in collaboration with an independent financial advisor specifically for the purposes of fresh start accounting. As our estimated reorganization value is inherently subject to significant uncertainties, there is no assurance that the estimates and assumptions used in these valuations will be realized and actual results may differ materially. After the estimated reorganization value was assigned to tangible assets and identifiable intangible assets, the excess of the estimated reorganization value over and above the identifiable net asset values was recorded as goodwill.

For further discussion of fresh start accounting and its impact on historical operating results, please refer to our audited consolidated financial statements and Management, Discussion and Analysis for the eight months ended December 31, 2011 filed on Form 10-K with the SEC on March 29, 2012.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(unaudited)

	Successor Company	Predecessor Company
	Three months ended	Three months ended
	March 31,	March 31,
	2012	2011
REVENUE
Product sales, net	$54,623	$52,834
Royalty revenue	5,918	5,655
License fees	9	103
	60,550	58,592

EXPENSES
Cost of products sold	24,683	23,928
License and royalty fees	111	68
Research and development	1,985	4,531
Selling, general and administration	17,646	18,656
Depreciation and amortization	9,023	11,241
Write-down of property, plant and equipment	173	215
	53,621	58,639
Operating income (loss)	6,929	(47)

Other income (expenses)
Foreign exchange losses	(270)	(279)
Other income	660	25
Interest expense	(4,252)	(8,110)
Impairments and realized losses on investments	(280)	—
Total other expenses	(4,142)	(8,364)
Income (loss) before reorganization items and income taxes	2,787	(8,411)
Reorganization items	—	(8,742)
Income (loss) before taxes	2,787	(17,153)
Income tax expense	2,786	848

Net income (loss)	$1	$(18,001)

Basic net income (loss) per common share	$0.00	$(0.21)
Diluted net income (loss) per common share	$0.00	$(0.21	)(1)

Basic weighted average number of common shares outstanding (in thousands)	12,811	85,185
Diluted weighted average number of common shares outstanding (in thousands)	12,911	85,185

(1)                   There is no dilutive effect on basic weighted average common shares outstanding for the three months ended March 31, 2011 given that Angiotech was in a loss position during this period.

ANGIOTECH PHARMACEUTICALS INC.

 CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. dollars, except share data)

(unaudited)

	Successor Company
	March 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$35,073	$22,173
Short-term investments	1,860	3,259
Accounts receivable	29,484	28,238
Income tax receivable	1,306	1,462
Inventories	37,305	34,304
Deferred income taxes, current portion	4,293	3,995
Deferred financing costs	448	—
Prepaid expenses and other current assets	2,777	3,167
Total current assets	112,546	96,598

Property, plant and equipment	37,520	39,189
Intangible assets	335,482	343,066
Goodwill	123,849	123,228
Deferred income taxes, non-current portion	2,558	2,165
Other assets	346	3,860
Total assets	612,301	608,106

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	30,028	30,537
Income taxes payable	2,266	2,023
Interest payable	1,450	1,450
Deferred revenue, current portion	496	496
Revolving credit facility	—	40
Total current liabilities	34,240	34,546

Deferred revenue, non-current portion	3,930	3,771
Deferred income taxes, non-current portion	94,591	92,634
Other tax liabilities	6,067	5,729
Debt	325,000	325,000
Other liabilities	25	19
Total non-current liabilities	429,613	427,153

Shareholders’ equity
Share capital
Authorized:
Unlimited number of common shares, without par value
Common shares issued and outstanding:	203,719	203,719
December 31, 2011 — 12,556,673
March 31, 2012 - 12,556,673
Additional paid-in capital	9,125	8,552
Accumulated deficit	(60,445)	(60,446)
Accumulated other comprehensive loss	(3,951)	(5,418)
Total shareholders’ equity	148,448	146,407

Total liabilities and shareholders’ equity	$612,301	$608,106

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities in 2012 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to service our debt obligations; and any other factors referenced in our other filings with the SEC. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the eight months ended December 31, 2011 filed with the SEC on March 29, 2012 on Form 10K.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2012 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech

Angiotech develops, manufactures and markets medical device products and technologies, primarily within the areas of interventional oncology, wound closure and ophthalmology. Our strategy is to utilize our precision manufacturing capabilities and our highly targeted sales and marketing capabilities to offer novel or differentiated medical device products to patients, physicians and other medical device manufacturers or distributors. For additional information about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Non-GAAP Financial Information

The financial results presented in this press release include Adjusted EBITDA, which is a non-GAAP financial measure.

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP Adjusted EBITDA excludes certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP-based net loss may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these non-cash, non-recurring and non-operating items may include: integration and restructuring expenses, reorganization adjustments, retrospective adjustments driven by accounting policy changes, financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments”).

Investors are cautioned that Adjusted EBITDA does not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP Adjusted EBITDA is a supplemental metric and should not be viewed as a substitute for, or superior to, financial results and measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income (loss) included in this Appendix. Management compensates for certain material limitations that may be applicable to our use of Adjusted EBITDA by reviewing our operating results that have been prepared in accordance with GAAP.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA when setting corporate and operational goals, and evaluating operating performance in connection with:

•                  Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•                  Evaluating, managing and benchmarking our operating performance.

•                  Analyzing underlying trends in our business.

•                  Evaluating market position and performance relative to our competitors, many of which use the same or similar performance metrics.

•                  Establishing internal operating budgets and goals.

•                  Determining compensation under bonus or other incentive programs.

•                  Enhancing comparability from period to period.

•                  Assessing compliance with credit facility covenants.

•                  Providing vital information in assessing cash flows to service our significant debt obligations.

•                  Comparing performance with internal forecasts and targeted business models.

•                  Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP Adjusted EBITDA are consistent with those excluded from operating results that may be used by our chief operating decision maker to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management may use this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Successor Company	Predecessor Company
	Three Months Ended	Three Months Ended
	March 31,	March 31,
(in thousands U.S.$)	2012	2011

GAAP net income (loss)	$1	$(18,001)
Interest expense on long-term debt	4,252	8,110
Income tax expense	2,786	848
Depreciation and Amortization	9,969	12,267
EBITDA	17,008	3,224

Adjustments:
Non-recurring revenue, net of license fees (a)	(9)	(103)
Non-recurring restructuring related charges (b)	1,415	(445)
Reorganization items and other non-recurring transaction fees (c)	700	8,742
Stock-based compensation (d)	572	295
Litigation expenses (e)	—	145
Foreign exchange loss (gain) (f)	270	279
Non-recurring gains and other income (h)	(660)	(25)
Impairment charges and realized losses on investments and other long-lived assets (g)	453	215
Adjusted EBITDA	$19,749	$12,327

For an explanation of the adjustments used to derive our Adjusted EBITDA, please refer to the corresponding discussion in the “Description of Adjustments” section below.

Description of Adjustments

The following provides an explanation of each of the items that management has adjusted to derive its non-GAAP Adjusted EBITDA for the three months ended March 31, 2012 and 2011.

(a)                Non-Recurring Revenue and Other Revenue Adjustments

Our Adjusted EBITDA for the three months ended March 31, 2012 and 2012 exclude certain non-recurring and non-operating license revenue that is reported as part of our GAAP-based revenue.

(b)               Restructuring-Related Charges

Our Adjusted EBITDA excludes certain expenses or recoveries related to corporate reorganization or plant restructuring activities that we are pursuing, or have completed in prior periods. These amounts, which are added back or deducted from our GAAP-based net income (loss) as appropriate, primarily represent severance costs; asset write-offs; contract renegotiation or termination fees; and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our Adjusted EBITDA for the three months ended March 31, 2012 excludes $0.8 million of non-recurring compensation costs related to selling, general and administration headcount reductions and retention initiatives; $0.4 million of rent expense related to current restructuring initiatives we are pursuing at our Vancouver head-office; and $0.3 million of severance costs related to personnel reductions in our research and development and sales and marketing departments in December 2011.

Our Adjusted EBITDA for the three months ended March 31, 2011 excludes the following restructuring charges: a net $1.0 million recovery related to our restructuring and termination of several leased properties; $0.4 million of costs associated with the movement of certain manufacturing processes and lines from our facility in Reading, Pennsylvania to our Puerto Rico facility; $0.1 million of residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility; and $0.1 million of severance costs related to headcount reductions in our research and development department.

(c) Reorganization Items and Other Non-Recurring Transaction Fees

Our Adjusted EBITDA excludes certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based net (loss) income because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are infrequent or volatile in nature and specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our Adjusted EBITDA for the three months ended March 31, 2012 excludes $0.7 million of non-recurring transaction fees that were incurred in connection with the completion of the Quill Agreements described above.

Our Adjusted EBITDA for the three months ended March 31, 2011 excludes $8.7 million of reorganization fees and expenses related to our Recapitalization Transaction described under the Fresh Start Accounting section above. The $8.7 million of reorganization costs consists of: (i) $8.8 million of professional fees paid to advisors for legal, accounting and other financial consulting services; (ii) $1.4 million of additional insurance costs required to indemnify existing directors and officers for a period of six years after the Plan Implementation Date; and (iii) a $1.5 million recovery of prior year royalty fees that resulted from a Settlement and License Termination Agreement negotiated with our partner Rex Medical, LLP as part of our recapitalization process.

(d) Stock-Based Compensation Expense

Our Adjusted EBITDA excludes amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based net income (loss) because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of restricted stock, restricted stock units and stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes or other similar methodology to derive the expected fair value of awards issued to employees under the Company’s stock based compensation plans. Fair value calculations may be highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our estimated stock price on the day the calculation is completed, the historical volatility of the Predecessor Company’s stock price, historical volatilities of our industry peer groups, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company.

Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods.

Our Adjusted EBITDA for the three months ended March 31, 2012 and March 31, 2011 exclude stock-based compensation expense of $0.6 million and $0.3 million, respectively, from our GAAP-based net income (loss).

(e) Litigation-Related Charges

Our Adjusted EBITDA excludes certain litigation-related charges, which are incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

No litigation related charges were adjusted from our GAAP-based net income for the three months ended March 31, 2012 to derive our Adjusted EBITDA metric. Our Adjusted EBITDA for the three months ended March 31, 2011 excludes $0.1 million of litigation-related charges from our GAAP-based net loss.

(f) Foreign Exchange Gains and Losses

Our Adjusted EBITDA excludes amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP-based net income (loss), primarily represent expenses related to differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP Adjusted EBITDA.

Our Adjusted EBITDA for the three months ended March 31, 2012 and 2011 both exclude net foreign exchange losses of $0.3 million from our GAAP-based net income (loss).

(g) Impairment Charges and Unrealized Losses on Investments and Other Long-Lived Assets

Our Adjusted EBITDA excludes certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP-based net income (loss) because they are typically non-recurring, non-operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred to our operating performance in other periods, or to the operating performance of similar companies in our industry. Management typically excludes these charges from our operating goals, forecasts, budgets and other non-GAAP financial measures.

Our Adjusted EBITDA for the three months ended March 31, 2012 excludes a $0.2 million write-down of certain manufacturing equipment related to the termination of one of our product development projects, a $0.1 million loss realized on the sale of a portion of our short term investment holdings in a publicly traded biotechnology company; and (ii) a $0.2 million unrealized loss on the remaining shares currently held, which have been trading below their carrying value and which management intends to sell in the near term.

Our Adjusted EBITDA for the three months ended March 31, 2011 excludes a $0.2 million write-down of leasehold improvements related to our decision to downsize our rentable space at one of our manufacturing facilities as noted above.

(h) Non-Recurring Gains and Other Income

Our Adjusted EBITDA excludes certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our Adjusted EBITDA for the three months ended March 31, 2012 excludes net gains of $0.6 million from the sale of certain lab equipment in connection with the shut down of our research and development facilities at our Vancouver headquarters as noted above.

Material Limitations

While we believe our measure of Adjusted EBITDA is a useful financial metric for the reasons stated above, there may be certain inherent limitations in this non-GAAP metric, including but not limited to:

•                  Exclusion of amortization and depreciation expense from our Adjusted EBITDA does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

•                  Exclusion of write-downs, amortization and depreciation from our Adjusted EBITDA does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

•                  As we use our own approach for calculating our Adjusted EBITDA, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

•                  Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our Adjusted EBITDA is not a substitute for our GAAP-derived financial measures and statements. Adjusted EBITDA is used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance. It also provides investors, lenders, and our Board of Directors with access to the same data used by management to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.